Exhibit


Hang Seng Bank
Our Ref.: Commerical Banking - A080108

Private & Confidential

                                                              12 February 2008

Bonso Electronics Limited
Unit 1106-1110 11/F
Star House
3 Salisbury Road
Tsimshatsui
Kowloon

Attention: Mr. Anthony So

Dear Sirs

BANKING FACILITIES

We have recently reviewed the facilities (the "Facilities") as mentioned in our facility letters dated 2 March 2007, 15 August 2007 and 19 December 2007 (the "Facility Letter") and are pleased to confirm that the Facilities will continue to be made available to you subject to the same terms and conditions set out in the Facility Letter.

All security documents, guarantees and letters of comfort, if any, executed in our favour to secure the Facilities shall remain in full force and effect.

The Facilities shall continue to be subject to our usual review as well as our customary overriding right or repayment on demand and also subject to our right to call for cash cover on demand for prospective and contingent liabilities.

We will debit the current account maintained by you with us for the facility review fee of HKD30,000 normally within 2 weeks from the date of this letter unless we receive your written notification within 7 business days that the Facilities are no longer required.

Upon our completing each review of the Facilities, we are authorised to debit the current account maintained by you with us for the facility review fee as we may prescribe from time to time.

Our Commercial Sales Department offers a full range of insurance services and will be pleased to quote competitive rates on fire, marine and other coverages upon your request.

Should you have any queries, please do not hesitate to contact our Mr. August Wong at 2198-5998.

We trust that you will make active use of the Facilities and are pleased to be of continued assistance to you.

Yours faithfully



/s/ Cecilia Chau                            /s/ Joanna Lai
----------------                            --------------
Cecilia Chau                                Joanna Lai
Executive Vice President                    Vice President
Documentation and Services                  Documentation and Services
Delivery                                    Delivery
Commercial Banking Division                 Commercial Banking Division

CCY/ac